Exhibit 11


                       MOSINEE PAPER CORPORATION
                           MOSINEE, WISCONSIN


                  COMPUTATION OF PER SHARE EARNINGS

                                                     EXHIBIT 11

                     MOSINEE PAPER CORPORATION
         Statement of Computation of Per Share Earnings
         For the Periods Ended March 31, 1995 and 1994

                                        1995            1994
                                        ----            ----
Net Earnings                         $3,405,123      $1,769,581
Less:  The Sorg Paper Company
       Preferred Stock Dividends         17,196          17,196
                                      ---------       ---------
Earnings Available to Mosinee
  Paper Corporation Common Stock     $3,387,927      $1,752,385
                                      =========       =========

Weighted Average Shares of Mosinee
  Paper Corporation Common Stock
  Outstanding During the Year         7,148,443       7,148,443
                                      =========       =========

Earnings Per Share*                  $   0.4739      $   0.2451
                                      =========       =========
Earnings Per Share Rounded
  to Nearest Cent                    $     0.47      $     0.25
                                      =========       =========

*Earnings per Share = Earnings Available to Mosinee Paper
                           Corporation Common Stock
                      -----------------------------------
                      Weighted Average Shares of Mosinee
                  Paper Corporation Common Stock Outstanding